Exhibit 99.1

Morgan’s Foods, Inc.
Transition News Release
12-10-12
Contact:  Kenneth L. Hignett
Senior Vice President, CFO and Secretary
Morgan’s Foods, Inc.
(216) 359-2102

STEIN-SAPIR RETIRES AT MORGAN’S FOODS INC.;
NEW TEAM NAMED TO LEAD COMPANY

CLEVELAND, OHIO December 10, 2012 – Leonard R. Stein-Sapir will retire as Chairman and Chief Executive Officer of Cleveland-based Morgan’s Foods, Inc. effective December 31, 2012, the Company’s Board of Directors announced today.  Morgan’s Food’s, Inc. (OTC:MRFD) is a national franchisee operating 58 KFC restaurants, five Taco Bell restaurants, nine KFC/Taco Bell “2n1” restaurants  and three Taco Bell/Pizza Hut “2n1” restaurants, with locations in Ohio, Pennsylvania, West Virginia, Illinois, New York and Missouri.

Assuming leadership roles at the Company are James C. Pappas, who has been named Chairman of the Board of Directors, and James (Jim) J. Liguori, who has been named interim Chief Executive Officer.  In recognition of his long service and contributions to the Company, Stein-Sapir has been named chairman emeritus.

Board member Marilyn Eisele, who chaired the board committee assigned to identify a transition plan for the Company in anticipation of Stein-Sapir’s retirement, said both Pappas and Liguori are sound choices for the Company and are well-positioned to continue the legacy Stein-Sapir leaves at Morgan’s Foods, Inc.

“Both James and Jim know Morgan’s well and we are delighted to put this new management team in place,” Eisele said.  “They are assuming the helm of a company that Leonard significantly shaped.  We will miss his leadership and great commitment to this Company, but appreciate his desire to begin a new chapter in his life that will allow him to pursue the interests and activities we so often asked him to put aside in the past in favor of company business.”

Pappas has served as a member of the Morgan’s Foods, Inc. Board of Directors since February 2012. He is the managing member of JCP Investment Management, LLC, based in Houston.  Prior to JCP, Pappas worked for the Goldman Sachs Group, in that company’s investment banking division and was a private investor.  He previously was employed by Bank of America Securities, providing advice on a wide range of transactions including mergers and acquisitions, financing, restructurings and buy-side engagements.

Prior to this appointment, Liguori served as President and Chief Operating Officer of Morgan’s Foods, Inc., a position he had held since 1988.  Since joining Morgan’s Foods, Inc. in 1979, he has been responsible for the Company’s total business environment including operations, human resources, real estate and construction, marketing, acquisitions and franchisee relations.  He currently serves as an elected member of KFC’s National Council of Advertising Cooperatives, and is chair of that group’s beverage subcommittee.  He also serves on KFC’s national marketing committee and its contract and facilities committee.  In 2012, he was the recipient of KFC’s President’s Award and has received the company’s Navigator Award for restaurant design and development, as well as the STAR Award from the KFC Franchisee Association.  Prior to joining Morgan’s Foods, Inc., Liguori was in charge of restaurant operations for the Eastern Division of the Campbell Soup Company.  He began his career with Smith Barney, New York.
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Liguori is a founding member and secretary of Providence Ghana Aid, a non-profit providing medical missions and supplies to Margret Marquardt Hospital in Ghana.  He is a board member of the McKenzie Fund, which supports continuing education for nursing professionals working in the pediatric intensive care unit at Akron Children’s Hospital.

Along with the position he held at Morgan’s Foods, Inc., Stein-Sapir is Chairman and Chief Executive Officer of Mortgage Information Services (MIS), which operates offices in Cleveland, Ohio, Miami Lakes, Florida, and Phoenix, Arizona.  The company provides national mortgage lenders with flood zone certifications, property reports, title insurance policies, property valuation reports, appraisals and settlement services in all 50 states.  Prior to starting MIS in 1990, Stein-Sapir was Chairman and Chief Executive Officer for Record Data, Inc., the nation’s largest title insurance agency, which became part of TRW in 1985.  Earlier in his career, Stein-Sapir served as vice president of corporate development for Jewelcor, Inc., and was associated with the corporate finance department of Oppenheimer and Company.  He began his career as an attorney for the corporate finance division of the Securities and Exchange Commission.

Stein-Sapir, 73, serves on the board of directors at Automated Packaging, Inc., in Streetsboro, Ohio, and has served as a trustee and member of the executive committee of the Montefiore Home for the Aged, the advisory board of US Bank Cleveland, the director’s circle of the Cleveland Museum of Art, the board of directors of TAVMA (Title, Appraisal, Vendor, Management, Association) and a member of the board of trustees of the Cleveland Play House.

Forwarding-Looking Statement

Statements in this release that are not historical in nature are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  The forward-looking statements reflect the Company’s current expectations based upon data available at the time of the statement.  Such risks and uncertainties include both Company risk and uncertainties and general economic and industry risks and uncertainties. Such risks and uncertainties include, but are not limited to, the Company’s debt covenant compliance, actions that lenders may take with respect to any debt covenant violations, the Company’s ability to obtain waivers of any debt covenant violations or to pay all of its current and long-term obligations and those risks described in Part I Item 1A.  (“Risk Factors”) of the Company’s Form 10-K for the fiscal year ended February 27, 2011.  Economic and industry risks and uncertainties include, but are not limited to, franchisor promotions, business and economic conditions, legislation and governmental regulation, competition, success of operating initiatives and advertising and promotional efforts, volatility of commodity costs and increases in minimum wage and other operating costs, availability and cost of land and construction, consumer preferences, spending patterns and demographic trends.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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